UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2018

HERITAGE INSURANCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36462	45-5338504
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 McCormick Drive, Suite 300 Clearwater, Florida		33759
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (727) 362-7202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2018, Heritage Insurance Holdings, Inc. (the “Company”), as borrower, entered into a five-year, $125 million credit agreement (the “Credit Agreement”) by and among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto (the “Lenders”), Regions Bank, as Administrative Agent and Collateral Agent, BMO Harris Bank N.A., as Syndication Agent, Hancock Whitney Bank and Canadian Imperial Bank of Commerce, as Co-Documentation Agents, and Regions Capital Markets and BMO Capital Markets Corp., as Joint Lead Arrangers and Joint Bookrunners.

Pursuant to the Credit Agreement, the participating Lenders agreed to provide (1) a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan Facility”) and (2) a senior secured revolving credit facility in an aggregate principal amount of $50 million (inclusive of a $5 million sublimit for the issuance of letters of credit and a $10 million sublimit for swingline loans) (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Credit Facilities”).

The Company intends to use the net proceeds of the Credit Facilities and the Advance described in Item 2.03 below (1) to redeem all $79,500,000 outstanding aggregate principal amount of the Company’s Senior Notes due 2023, (2) to purchase certain of its outstanding 5.875% Convertible Notes due 2037 (“the Convertible Notes”), as described in Item 3.02 below, and (3) for general corporate purposes.

Interest Rate and Fees

At the Company’s option, borrowings under the Credit Facilities will bear interest at rates equal to either (1) a rate determined by reference to LIBOR (based on one, two, three or six-month interest periods), adjusted for statutory reserve requirements, plus an applicable margin (equal to 3.25% as of the Closing Date) or (2) a base rate determined by reference to the greatest of (a) the “prime rate” of Regions Bank, (b) the federal funds rate plus 0.50%, and (c) the LIBOR index rate applicable for an interest period of one month plus 1.00%, plus an applicable margin (equal to 2.25% as of the Closing Date).

The applicable margin for loans under the Credit Facilities varies from 3.25% per annum to 3.75% per annum (for LIBOR loans) and 2.25% to 2.75% per annum (for base rate loans) based on the Company’s consolidated leverage ratio. Interest payments with respect to the Credit Facilities are required either on a quarterly basis (for base rate loans) or at the end of each interest period (for LIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, the Company is required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is determined by the Company’s consolidated leverage ratio.

Maturity and Amortization

Each of the Revolving Credit Facility and the Term Loan Facility mature on December 14, 2023. The principal amount of the Term Loan Facility amortizes in quarterly installments, beginning with the close of the fiscal quarter ending March 31, 2019, in an amount equal to $1,875,000 per quarter, payable monthly or quarterly, with the balance payable at maturity.

Prepayments

The Company may prepay the loans under the Credit Facilities, in whole or in part, at any time without premium or penalty, subject to certain conditions including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans. In addition, the Company is required to prepay the loan under the Term Loan Facility with the proceeds from certain financing transactions, involuntary dispositions or asset sales (subject, in the case of asset sales, to reinvestment rights).

Guarantees

All obligations under the Credit Facilities are or will be guaranteed by each existing and future direct and indirect wholly-owned domestic subsidiary of the Company, other than all of the Company’s current and future regulated insurance subsidiaries (collectively, the “Guarantors”).

Security

The Company and the Guarantors entered into a Pledge and Security Agreement, dated as of December 14, 2018 (the “Security Agreement”), in favor of Regions Bank, as collateral agent. Pursuant to the Security Agreement, amounts borrowed under the Credit Facilities are secured on a first priority basis by a perfected security interest in substantially all of the present and future assets of the Company and each Guarantor (subject to certain exceptions), including all of the capital stock of the Company’s domestic subsidiaries, other than its regulated insurance subsidiaries.

Certain Covenants and Events of Default

The Credit Agreement contains, among other things, covenants, representations and warranties and events of default customary for facilities of this type. The Company is required to maintain, as of each fiscal quarter (1) a maximum consolidated leverage ratio of 3.25 to 1.00 for each fiscal quarter ending on or before December 31, 2019, stepping down on each of the three anniversaries thereafter; (2) a minimum consolidated fixed charge coverage ratio of 1.20 to 1.00 and (3) a minimum consolidated net worth for the Company and its subsidiaries. Events of default include, among other events, (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe certain covenants set forth in the Credit Agreement; (iii) breach of any representation or warranty; (iv) cross-default to other indebtedness; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults and material nonmonetary judgment defaults; (vii) customary ERISA defaults; (viii) a change of control of the Company; and (ix) failure to maintain specified catastrophe retentions in each of the Company’s regulated insurance subsidiaries.

Certain Relationships

The Lenders and their affiliates may in the future engage in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they may receive customary fees and expenses.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement a copy of which will be filed as an exhibit to the Company’s Annual Report Form 10-K for the fiscal year ended December 31, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

The information contained in Item 1.01 concerning the Company’s obligations under the Credit Agreement is hereby incorporated herein by reference.

Advance

On December 13, 2018, the Company requested and received an advance of $19.2 million (the “Advance”) pursuant to an Advances and Security Agreement (an “Advances Agreement”). The Advance bears interest at a rate of 3.094% per annum and matures on December 13, 2023. Advances made under the Advances Agreement are secured by assets of certain of the Company’s subsidiaries. The Advances Agreement contains, among other things, covenants, representations and warranties and events of default customary for agreements of this type.

Item 3.02	Unregistered Sales of Equity Securities.

On December 11, December 13 and December 17, 2018, the Company entered into separately negotiated exchange agreements (the “Exchange Agreements”) pursuant to which Convertible Notes in the aggregate principal amount of $72,725,000 will be exchanged (the “Exchanges”) for a combination of cash and the issuance of an aggregate of 3,595,452 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Company expects to complete the Exchanges on or before December 21, 2018. The issuance of the Common Stock is being made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 7.01	Regulation FD Disclosure.

On December 17, 2018, the Company issued a press release regarding its entry into the Credit Agreement and other items discussed herein. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 8.01	Other Events.

On December 17, 2018, the Company utilized proceeds from the Credit Facilities and Advance to redeem all of its outstanding Senior Secured Notes due 2023 in the aggregate principal amount of $79,500,000.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated December 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Date: December 17, 2018	By:	/s/ Bruce Lucas
Bruce Lucas Chairman and Chief Executive Officer